Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 508-2116	The Ruth Group Stephanie Carrington / Elizabeth Scott (investors) (646) 536-7017 / 7014 scarrington@theruthgroup.com escott@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Reports Second Quarter 2007 Financial Results and Provides

Update on Recent Events

Highlights:

•	Top line results from Phase 3 clinical study for postherpetic neuralgia (PHN) expected by end of September 2007

•	Enrollment approaching 90% for Phase 3 clinical study for painful HIV-distal sensory polyneuropathy (HIV-DSP)

•	On track to submit a MAA to the EMEA in 2007 for lead product candidate, NGX-4010

•	Phase 1 clinical trial of high concentration capsaicin liquid formulation product candidate, NGX-1998, shows reduced pungency and shorter application time than NGX-4010

San Carlos, Calif., (August 8, 2007) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing novel pain management therapies, today reported financial results for the second quarter ended June 30, 2007 and provided an update on clinical development progress.

Anthony DiTonno, President and CEO, commented, “We are pleased with the progress of our clinical trials and with progress towards the timely achievement of our key milestones. We expect to analyze and report top line data from a Phase 3 study of our lead product candidate, NGX-4010, for PHN ahead of schedule, by the end of September 2007. Enrollment of our ongoing confirmatory second Phase 3 study in painful HIV-DSP, also with NGX-4010, is approaching 90%, in line with our expectations, which should allow us to report top line data from this study in the first half of 2008. We remain on schedule to submit a Marketing Authorizations Application (MAA) to the European Medicines Agency (EMEA) in 2007 for European Union approval and to the U.S. Food and Drug Administration (FDA) in 2008 for NGX-4010.”

Mr. DiTonno continued, “We believe that the results of our Phase 1 study of our next generation high concentration capsaicin liquid formulation product candidate, NGX-1998, suggest that this therapeutic candidate may provide similar efficacy as seen with NGX-4010, but may do so in a significantly shorter treatment time and with improved patient comfort. We believe that this study with NGX-1998 validates our long-held belief that we can further optimize the delivery of capsaicin while minimizing its pungency.”

Second Quarter 2007 Financial Results

For the quarter ended June 30, 2007, total operating expenses were approximately $7.4 million, including $0.2 million of non-cash stock-based compensation expense, compared to total operating expenses of approximately $6.1 million, including $1.0 million of non-cash stock-based compensation, in the second quarter of 2006. The increase in operating expenses on a year-over-year basis, after adjusting for the effect of the noncash stock charges, was attributable to expenses associated with increased clinical study activity; preparation for filing of an MAA in Europe, higher general and administrative expenses due to increased infrastructure in support of our growth, and higher expenses associated with being a public company.

For the second quarter of 2007, net loss was approximately $7.0 million compared to a net loss of $6.1 million in the second quarter of 2006. Net loss per share attributable to common stockholders, which includes the noncash charges for accretion of preferred stock to redemption value, was a loss of $0.99 per share and $25.48 per share for the three months ended June 30, 2007 and 2006, respectively, based on weighted average shares of 8,215,875 and 341,652, respectively. The weighted average shares used in computing loss per share attributable to common shareholders exclude anti-dilutive securities such as stock options and warrants and also redeemable preferred stock in periods prior to their conversion to common stock upon completion of the Company’s initial public offering.

Cash, cash equivalents and short-term investments were $47.8 million as of June 30, 2007.

Recent Developments

A Phase 1 clinical study of a liquid, high-concentration topical capsaicin product candidate, NGX-1998, successfully achieved its objectives. Conducted under an exploratory Investigational New Drug Application (eIND), this study, involving 30 healthy volunteers, demonstrated that NGX-1998, applied directly to the skin for as little as five minutes, resulted in reductions in epidermal nerve fiber density (ENFD) comparable to a 60-minute application of NGX-4010. ENFD is an indicator of the biological effect of capsaicin and a potential surrogate marker of efficacy. The study also demonstrated less treatment-related discomfort with NGX-1998.

Each participant in the study received a total of four treatments, consisting of two of three possible application times of NGX-1998 (5, 15 or 25 minutes), a 60-minute application of NGX-4010 and a 15-minute application of a non-active control. Results from the study indicated that reductions in ENFD one week after treatment were similar across all NGX-1998 groups and the NGX-4010 group, and were significantly reduced compared to the control. Each of the NGX-1998 treatments as well as the NGX-4010 treatment were well tolerated.

NeurogesX plans to initiate IND-enabling preclinical toxicology studies and to submit a traditional IND in 2008 in order to support clinical studies in patients with neuropathic pain.

Conference Call Details

The Company will hold a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT). The conference call dial-in numbers are (877) 407-0789 (USA) or (201) 689-8562 (International). In addition, a dial-up replay of the conference call will be available beginning August 8, 2007 at 7:30 p.m. EDT (4:30 p.m. PDT) and ending on August 18, 2007. The replay telephone number is USA (877) 660-6853, International (201) 612-7415, Account Number: 3055, Conference ID Number: 249885.

A live Web cast of the call will also be available from the Investor Relations section on the corporate Web site at http://www.neurogesx.com. A Web cast replay can be accessed on the corporate web site beginning Wednesday, August 8, 2007, at approximately 7:30 p.m. EDT. The replay will remain available until August 22, 2007.

About NeurogesX, Inc.

NeurogesX (Nasdaq: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP), and diabetic neuropathy. NeurogesX’ late stage product portfolio is led by product candidate NGX-4010, a topical patch designed to manage pain associated with peripheral neuropathic pain conditions, that the company believes offers significant advantages over other pain therapies. Two Phase 3 clinical trials with NGX-4010 have been completed and have met their primary endpoints, one in PHN and one in HIV-DSP.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Such statements include the statements relating to the timing of availability of data from, or the initiation of, clinical trials or preclinical studies; statements relating to the filing for regulatory approvals and the timing of such filings, and statements relating to the potential efficacy and benefits of NGX-4010 and NGX-1998 for the treatment of neuropathic pain. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, patient enrollment for clinical trials may be difficult; past results of clinical trials and preclinical studies may not be indicative of future results; NeurogesX’ product candidate and potential product candidate may have unexpected adverse side effects or inadequate therapeutic efficacy; preclinical studies and clinical trials may be more costly than anticipated; positive results in clinical trials may not be sufficient to obtain FDA or European regulatory approval; and other difficulties or delays or unexpected expenses in preclinical or clinical development and obtaining regulatory approval. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

NeurogesX, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Operating expenses:
Research and development(1)	$5,990	$4,600	$12,185	$9,409
General and administrative(2)	1,416	1,474	3,069	2,467

Total operating expenses	7,406	6,074	15,254	11,876

Loss from operations	(7,406)	(6,074)	(15,254)	(11,876)
Interest income	465	137	667	270
Interest expense	(317)	—	(649)	—
Other income (expense), net	301	(162)	360	(51)

Net loss	(6,957)	(6,099)	(14,876)	(11,657)
Accretion of redeemable convertible preferred stock	(1,188)	(2,606)	(4,626)	(4,986)

Loss attributable to common stockholders	$(8,145)	$(8,705)	$(19,502)	$(16,643)

Net loss per common share – basic and diluted:
Loss per share attributable to common stockholders	$(0.99)	$(25.48)	$(4.37)	$(49.92)

Shares used to compute basic and diluted loss per common share attributable to common stockholders	8,215,875	341,652	4,457,988	333,413

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$176	$160	$525	$264
(2) General and administrative	25	854	506	1,238

	$201	$1,014	$1,031	$1,502

NeurogesX, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2007	December 31, 2006 (1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,960	$11,908
Short term investments	30,886	1,994
Prepaid expenses and other current assets	999	659

Total current assets	48,845	14,561
Property and equipment, net	142	159
Other assets	77	98

Total assets	$49,064	$14,818

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$2,210	$1,675
Accrued compensation	266	199
Accrued research and development	1,521	1,133
Other accrued expenses	539	990
Preferred stock warrant liability	—	7,549
Notes payable—current portion	3,820	2,437

Total current liabilities	8,356	13,983
Notes payable—non-current portion	4,678	6,737

Commitments and contingencies
Redeemable convertible preferred stock	—	116,164

Stockholders’ equity (deficit):
Common stock	14	1
Additional paid-in capital	183,031	5,505
Deferred stock based compensation	(21)	(45)
Accumulated other comprehensive income	35	—
Deficit accumulated during the development stage	(147,029)	(127,527)

Total stockholders’ equity (deficit)	36,030	(122,066)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$49,064	$14,818

(1)	Consolidated balance sheet at December 31, 2006 has been derived from audited financial statements.